Exhibit 10.9

[***]	CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

JOINT DEVELOPMENT AGREEMENT

This JOINT DEVELOPMENT AGREEMENT (“Agreement”) is entered into as of June 1, 1999, by and between Advanced Analogic Technologies, Inc. (“AATI”), a California corporation with offices at 1250 Oakmead Parkway, Suite 310, Sunnyvale, CA 94086 and GEM Services, Inc. (“GEM”), a Cayman Islands corporation with offices at 43170 Osgood Road, Fremont, CA 94538. GEM and AATI are hereinafter also referred to, singly, as the “Party,” and collectively, as the “Parties.”

RECITALS

A. AATI has established capabilities in designing, engineering, manufacturing, and marketing certain semiconductor integrated circuit and discrete devices.

B. GEM has established capabilities as an outsourcing company for designing, engineering, manufacturing, and marketing packages and packaging technologies for semiconductor integrated circuit and discrete devices.

C. GEM and AATI have decided that it is in their mutual interests to cooperate in the development of certain packages commonly employed in the manufacturing, packaging and assembly of discrete and integrated circuit devices as set forth herein.

NOW, THEREFORE, in consideration of the recitals and other good and valuable consideration the PARTIES agree as follows:

1.	NATURE & SCOPE OF AGREEMENT & RELATIONSHIP OF THE PARTIES

This Agreement defines guidelines and legal obligations for GEM and AATI to engage in cooperative development efforts of packages, packaging techniques, and packaging related manufacturing techniques. The Agreement also prescribes guidelines and obligations for the manufacturing of packages, whenever applicable. The Agreement describes an initial co-development effort in specifics, and sets forth a set of guidelines for future co-developments whose scope, content, and innovations have yet to be defined and agreed upon by the Parties (the initial development final deliverable and agreed upon subsequent development final deliverables are collectively referred to as “Products”). For the purposes of this Agreement, “Processes” means those certain related processes, assembly and test techniques and other novel manufacturing and engineering know-how and innovation discovered, conceived, or developed in the course of the Parties cooperative development effort of the Products.

1.1 First Co-Development Effort: The Parties agree to co-develop a JW-Type Package comprising a proprietary modification of a plastic surface-mounted-package combining a J-lead type leaded package with a plastic body expanded to improve the lead-frame die-pad area (hence the nomenclature JW-Type packaging, an acronym for the J-lead Widebody package construction) as further described in Annex A-1. The co-developed JW-Type Package of this Agreement houses a larger die and provides other improvements over conventional gull-wing and standard J-lead surface mount packages available today. The Parties also agree to co-develop any related Processes needed to implement a JW-Type Package. The functional, mechanical, technical and reliability specifications of such a JW-Type Package (the “Product Success Criteria”) are to be included along with a mutually agreed upon work and development plan (“Development Plan”) described in Annexes A-1 and B-1. The Parties agree to use commercially reasonable efforts to meet the Product Success Criteria, e.g. in this specific case to design, develop, test, and qualify the new JW-Type Package and to bring it to a state of production readiness. The status of the JW-Type Package development at the signing date of this Agreement is also described in Annex A-1.

1.2 Subsequent Co-Development Efforts: The Parties may from time-to-time agree to co-develop other new packaging-related Products or Processes that may be mutually beneficial to both Parties; the scope and the extent of such developments are to be attached as subsequent Annexes A’s and B’s to this Agreement (e.g. Annex A-2, Annex A-3, etc) and each such Product shall be described in a mutually agreed upon Development Plan. The functional, mechanical, technical, and reliability specifications of such a Product Success Criteria are to be included along with the Development Plan in the applicable Annex. Only key criteria are to be listed in the Product Success Criteria (it is not meant to replace technical knowledge and common-sense engineering practices). In the event that the Development Plan includes the realization of working prototypes or manufacturable product, the Parties agree to use commercially reasonable efforts to design, develop, test, and qualify the agreed-upon new package, process, or technique and to bring it to a state of production readiness consistent with the Development Plan. Except in case of Section 1.1 (JW-Type Package), there is no presumption that the Development Plan for any Product or Process must or should result in a manufactured Product or marketed Process. In some instances the Parties may agree that reduction to practice may be limited to a patent application.

1.3 Independent Contractors: This Agreement is not intended to and does not constitute a joint venture, partnership or other formal business organization. Each Party hereto shall act as an independent contractor solely and shall not, except as specifically authorized and provided herein, act, or be construed, as an agent for the other Party for any purpose whatsoever and no Party shall have the authority to bind the other or make any commitment or incur any costs or expenses for or in the name of the other Party except to the extent prescribed herein.

1.4 Development Expenses: Except as otherwise provided herein or by subsequent written contract, each Party shall bear the expenses incurred by it with respect to this Agreement.

1.5 Patent Prosecution Expenses: Development expenses are separate and distinct from patent prosecution expenses, which are provided for in Section 2.6.

1.6 Key Employee: Richard K. Williams, an individual residing at 10292 Norwich Ave. Cupertino, CA 95014 is hereby designated as a “Key Employee” under this Agreement. If Williams is for any reason, without GEM’s consent, no longer an AATI employee, such event shall give each Party the right to terminate any further development obligations under this Agreement except for those programs and obligations in which it already is engaged. AATI represents that it has entered into an agreement with Richard K. Williams, and that he exclusively assigns AATI the authority, the right, and the requirement to enter this Agreement with GEM for any and all of his innovations associated with (but specifically limited to) cooperative development efforts between GEM and AATI as set forth herein.

2.	INTELLECTUAL PROPERTY

It is anticipated in the course of package co-development efforts between GEM and AATI, that intellectual property, inventive know-how, and patentable material may and will likely result. The Intellectual Property (defined below) from this combined effort is separate and distinct from independently developed Intellectual Property that each of the Parties may utilize in the co-development.

2.1 Definition: For the purposes of this Agreement, “Intellectual Property” means any intellectual property right of any kind or nature, including without limitation, invention (whether patentable or not), utility patents, design patents, copyrights and works of authorship, software, mask works, technology, devices, apparatus, processes, methods, know-how, trade secrets and confidential or proprietary information. Annex C-l lists the Intellectual Property.

2.2 AATI Intellectual Property: Except as otherwise provided in Section 2.4, all Intellectual Property conceived or created by or for AATI pursuant to its responsibilities under this Agreement (collectively, “AATI Intellectual Property”) shall as between the Parties, be the sole and exclusive property of AATI, and AATI will retain any and all rights to file any patent and/or copyright applications thereon.

2.3 GEM Intellectual Property: Except as otherwise provided in Section 2.4, all Intellectual Property conceived or created by or for GEM pursuant to its responsibilities under this Agreement (collectively, “GEM Intellectual Property”) shall as between the Parties, be the sole and exclusive property of GEM, and GEM will retain any and all rights to file any patent and/or copyright applications thereon.

2.4 Jointly Developed Intellectual Property: For the purposes of this Agreement and unless otherwise designated under this Section 2.4 or any applicable Annex A, any Intellectual Property first discovered, conceived or created jointly by one or more of GEM employees and one or more of AATI employees (including the Key Employee’s related contributions) in the course of performing development under this Agreement, shall be considered jointly-developed Intellectual Property (collectively, “Joint Intellectual Property”).

(a) Ownership of “First Co-Development Effort” Joint Intellectual Property (JW-Type Package): Notwithstanding Section 2.4 above and unless otherwise agreed upon by the Parties in writing, all Joint Intellectual Property regarding the JW-Type Package referred to in Section 1.1 of this Agreement (collectively, “JW-Package Intellectual Property”) will be exclusively owned by GEM free and clear from any restrictions by AATI.

(b) Ownership of Packaging-Related “Subsequent Co-Development Efforts” Joint Intellectual Property: Notwithstanding Section 2.4 above and unless otherwise agreed upon by the Parties in writing, all Joint Intellectual Property regarding Subsequent Co-Development Efforts between GEM and AATI (as referred to in Section 1.2) limited solely within the field of semiconductor packaging and assembly methods, semiconductor packages, lead frames, packaging and assembly equipment, handlers, test equipment and/or other packaging-related apparatus and methods (collectively “Packaging Intellectual Property”) will be exclusively owned by GEM, unless otherwise specified in writing between GEM and AATI. Such ownership will be free and clear from any restrictions by AATI.

(c) Ownership of Non-Package-Related “Subsequent Co-Development Efforts” Joint Intellectual Property: This Agreement does not provide for nor anticipate Joint Intellectual Property other than that related to JW-Package Intellectual Property or Packaging Intellectual Property. Accordingly, AATI does not agree to, nor implies any assignment of its Intellectual Property regarding the design of semiconductor devices, processes, discrete power devices and transistors, wafer processing, circuit design, or other non-packaging related technology (collectively, “Semiconductor Intellectual Property”). Notwithstanding Section 2.4 above, all Joint Intellectual Property regarding Semiconductor Intellectual Property will be exclusively owned by AATI, unless otherwise specified in writing between GEM and

AATI. Such ownership will be free and clear from any restrictions by GEM. Unless otherwise agreed upon by the Parties in writing, any Joint Intellectual Property which does not constitute JW Package Intellectual Property, Packaging Intellectual Property or Semiconductor Intellectual Property, shall be jointly owned by the Parties without a duty of accounting.

2.5 “Joint Intellectual Property” Derivatives: For the purpose of this Agreement, any improvement, modification, derivative, optimization, or other innovation resulting from or requiring Joint Intellectual Property shall likewise be considered as Joint Intellectual Property and remain subject to and bound by the terms of this Agreement, including all inventive matter included in any and all “continuation” and “continuation in part” (CIP) patent applications or foreign filings.

2.6 “Joint Intellectual Property” Patent Prosecution: Under this Agreement, the Parties agree to establish a Development Committee (defined below) will (i) determine whether the Parties intend to seek intellectual property protection of the Joint Intellectual Property, (ii) decide which claims and in what countries patent prosecution of Joint Intellectual Property will be executed, (iii) determine whether “reduction to practice” should and will be extended to include producing functional prototypes (or limited to the filing of patent applications) and (iv) determine which Party shall have primary responsibility for obtaining intellectual property protection for an invention or work of authorship and allocate the costs of the determined Intellectual Property filings and prosecution between the Parties.

(a) Patent Prosecution of Joint Intellectual Property of JW-Type Package and Packaging Intellectual Property: Notwithstanding Section 2.6 to the contrary and unless otherwise determined by the Development Committee, GEM shall be responsible for all costs to prepare, prosecute, issue and maintain patents regarding the “JW-Package Intellectual Property” and “Packaging Intellectual Property.”

(b) Patent Prosecution of Joint Intellectual Property Not Approved By the Development Committee: Notwithstanding Section 2.6 to the contrary and in the event that the Development Committee is unable to agree to file an application or applications regarding Joint Intellectual Property, the following provisions shall apply:

(1) Responsibility for Filings: Unless otherwise determined by the Development Committee, GEM shall have the initial right to control the preparation, filing, prosecution and maintenance of any patent applications and patents within the Joint Intellectual Property. GEM shall keep the Development Committee reasonably informed as to the status of such matters, including without limitation providing the Development Committee with copies of any substantive documents that GEM receives from the patent or copyright office promptly after receipt, and by providing the Development Committee the opportunity, as far in advance of filing dates as reasonably possible, to review and comment on any documents which will be filed. AATI shall reasonably cooperate with and assist GEM and the Development Committee in connection with such activities.

(2) Abandonment of Prosecution: If GEM decides that it no longer desires to prepare, file, prosecute or maintain an application or Intellectual Property right as provided in this Section 2.6 in any country or countries, GEM shall give written notice to AATI of such election, but in no case later than 60 days before any required action relating to the filing, prosecution or maintenance of such patent application or Intellectual Property right. Upon such notice, AATI shall have the right, but not the obligation, to file and maintain such Intellectual Property right or patent application in its own name and at its own expense and GEM shall reasonably cooperate with and assist AATI in connection with such activities.

2.7 Enforcement of Joint Intellectual Property.

(a) Enforcement Rights: Subject to the provisions of this Section 2.7, if either Party reasonably believes that any Joint Intellectual Property is infringed or misappropriated by a third party, such Party shall promptly notify the Development Committee. In such event, GEM shall have the initial right (but not the obligation) to enforce such technology with respect to such infringement, or defend any declaratory judgment action with respect thereto (for purposes of this Section 2.7, an “Enforcement Action”). AATI shall cooperate and joint such Enforcement Action. If GEM chooses not to enforce the patent, AATI may request GEM to enforce the applicable Intellectual Property.

(b) Initiating Actions: If GEM fails to initiate an Enforcement Action within sixty (60) days of AATI’s request, AATI may initiate an Enforcement Action against such infringement or misappropriation and GEM shall cooperate in such Enforcement Action. The Party initiating or defending any such Enforcement Action shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice. The Parties shall share equally in all costs and expenses incurred in any such Enforcement Action, except as set forth in Section 2.7 (c) below. In settling any Enforcement Action, neither Party shall enter into any agreement, license or settlement that materially affects the other Party’s rights or interests without such Party’s written consent, which consent shall not be unreasonably withheld.

(c) Recoveries: Any recovery received as a result of any Enforcement Action to enforce the Joint Intellectual Property under this Section 2.7 shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be shared equally between the Parties; provided, however, if either Party has requested not to share in the costs and expenses of the Enforcement Action and the Party prosecuting such action has agreed to such request, the other Party prosecuting such action retain one hundred percent (100%) of the amounts recovered in such Enforcement Action.

2.8 No Implied Transfer of Intellectual Property: Except for the limited licenses granted regarding Joint Intellectual Property herein, nothing in this Agreement shall transfer any right title or interest in any Intellectual Property owned, conceived, or created solely by GEM to AATI. Conversely, except for the limited licenses granted regarding Joint Intellectual Property herein, nothing in this Agreement shall transfer any right title or interest in any Intellectual Property owned, conceived, or created solely by AATI to GEM.

3.	DEVELOPMENT COMMITTEE

The PARTIES shall establish a joint development committee (hereinafter “Development Committee”), which has the overall responsibility for providing oversight for the joint development effort outlined in this Agreement. The composition, operation, detailed responsibilities, and limits upon the authority of the Development Committee shall be as follows:

3.1 Membership: The Development Committee shall be composed of one (1) representative of GEM and one (1) representative of AATI. An alternate from each Party shall be also nominated, who in case of absence of a Party’s representative shall be fully empowered to act on behalf of the Party. Each

Party may replace its representatives and the alternate upon giving notice to the Chairman and the other Party.

3.2 Meetings: The Chairmanship of the Development Committee shall be alternated between the Parties every six calendar months with GEM chairing the Development Committee from January 1 through June 30, and AATI chairing such Development Committee from July 1 through December 31 of each year. Meetings of the Development Committee shall be held, in principle, at least quarterly, but should circumstances so require, a meeting may be convened at any time at the request of either of the Parties hereto. The decisions of the Development Committee shall be made by unanimous agreement and shall be binding on the Parties subject to each Party’s executive management’s or Board of Director’s approval, if any, and then represent their decisions under this Agreement. The Chairman shall prepare minutes of each meeting of the Development Committee and shall distribute copies to each Party in a timely manner. Such minutes shall be deemed to have been accepted by the Parties unless changes are requested in writing within thirty (30) days of distribution. Such minutes (as amended and accepted by each Party) shall represent a complete and representative record of the decisions made by the Development Committee. Any development activities not covered by this Agreement may be considered or investigated by the Development Committee, but neither Party shall have an obligation to participate in such development and such development activities shall be governed by a separate agreement in writing between AATI and GEM. In such cases, the Development Committee can recommend allocation of costs, division of responsibilities, and ownership rights of such Intellectual Property not covered by this Agreement, as detailed in said separate agreement acknowledged and approved by both AATI and GEM.

3.3 Limitations on the Power of the Development Committee: Except as expressly provided for elsewhere in this Agreement, the Development Committee shall have no power to alter or vary any of the provisions of this Agreement nor to dissolve the Development Committee nor take any action contrary to the intent or terms of this Agreement. The Development Committee shall not have the power to incur expenditure or financial liability on behalf of the Parties beyond that provided by this Agreement; provided, however, that the Development Committee can agree upon new tasks to be delegated to each of the Parties not originally specified in Annex A-l or Annex B-l and propose such tasks to the Parties. Each Party can only be bound to perform any such additional task upon its written consent thereto, which agreement may be provided in its sole discretion. THE DECISION MAKING POWERS OF THE DEVELOPMENT COMMITTEE SHALL NOT SUPERSEDE THE PREROGATIVE OF EITHER PARTY TO ACT UNILATERALLY AS PROVIDED BY THIS AGREEMENT OR AS OTHERWISE PROVIDED BY LAW.

4.	SUPPLY AGREEMENT OF CO-DEVELOPED PRODUCTS

Some of the Products, Processes, and Joint Intellectual Property resulting from the co-development effort of GEM and AATI will or may result in manufactured products or be used in manufacturing services. Depending upon the parties mutual agreement, (i) in some instances GEM may serve the role of a manufacturing subcontractor to AATI and to other semiconductor product companies, (ii) in some instances GEM may license other packaging, assembly, test, and backend-manufacturing subcontractors as a second source (or conceivably as a primary or sole source) of a package or service using Joint Intellectual Property or (iii) in some instances, AATI may also be a customer of GEM licensed suppliers. The parties intend to enter into a definitive Supply Agreement within one year of the date of this Agreement.

4.1 Intent of Supply Agreement: The intent of this Section 4 is to ensure that in the event that GEM (or a licensed subcontractor of GEM) manufactures and supplies Products, Processes or related services to customers using know-how based on cooperative development efforts of GEM and AATI or utilizing Joint Intellectual Property pursuant to this Agreement, that AATI shall have access to buy said Products, practice or have practices such Processes and manufacturing services from GEM meeting prescribed guarantees for capacity, pricing, delivery and other quantifiable deliverables.

4.2 Decision to Manufacture Product: For each Product under this Agreement, GEM has the right-of-first refusal to manufacture said Product. GEM is under no obligation to produce such Products.

(a) In the event that GEM elects to mass-produce the aforementioned Product, it will inform AATI of its intent to do so and estimate the timing of mass production (“Manufacturing Date”). GEM will then use commercially reasonable effort to meet the production schedule for mass production.

(b) In the event that GEM elects not to mass-produce the aforementioned Product, GEM will seek to establish one or more qualified alternate source (“Alternate Sources”) or alternatively assist AATI in doing same. The Alternate Source subcontractor will be licensed to manufacture the Product for AATI and any other customers that GEM wishes to supply through its Alternate Sources.

4.3 Production Success Criteria: In the event that GEM elects to mass-produce the aforementioned Product pursuant to 4.2(a) above, the Development Committee shall set forth reasonable conditions which define when commercially-ready Products have been produced (the “Manufacturing Success Criteria”). GEM will then use commercially reasonable effort to meet the production schedule for mass production and to meet the Manufacturing Success Criteria.

(a) To the extent that the Parties cannot agree whether either the Manufacturing Success Criteria have been achieved, or in the event that GEM is no longer able to provide the Products, the Executive Management of GEM and AATI will meet within thirty (30) days thereafter to seek remedies.

(b) In the extreme case where the Parties cannot agree whether either the Manufacturing Success Criteria have been achieved even after the meeting specified in 4.3(a), the matter shall be resolved through arbitration in accordance with Article 9 hereof.

4.4 Supply Terms: The following terms describe the Parties’ obligations concerning the purchase and sale of the Products:

(a) Supply. GEM hereby agrees to sell to AATI on a non-exclusive basis and AATI hereby agrees to buy on a non-exclusive basis from GEM the Product developed under the Agreement [***].

(b) Second Source Establishment. Upon or at any time after a Product meets its Product Success Criteria and its Manufacturing Success Criteria or is otherwise accepted by AATI (the “Release to Manufacturing Date”), AATI may establish, or in its option have GEM establish, a second source (the “Second Source”) to manufacture such Product for AATI and for other customers GEM may wish to supply using said Second Source. Within sixty (60) days after AATI’s request, GEM shall select an unaffiliated third-party outsourcing company that is reasonably acceptable to AATI and qualified to manufacture anticipated quantities of the Product for AATI. AATI shall be entitled to establish, or have established, a Second Source for each Product developed under this Agreement. In addition, if at any time AATI reasonably objects to a Second Source (including, without limitation, because the Second Source has

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manufactured Products for AATI of unacceptable quality), AATI may establish, or have established, another Second Source.

(c) Preferred Vendor: Notwithstanding the establishment of a Second Source under Section 4.4(b) and so long as GEM offers the Products on competitive terms, AATI shall buy from GEM, and GEM agrees to sell AATI the Product on a preferred basis. To the extent that a Second Source is established under Section 4.4(b), AATI cannot source any Products during the term of this Agreement from the Second Source for [***] than those contained herein for equivalent volumes and terms than those contained herein [***] to GEM for all Products purchased hereunder.

(d) Alternate Source Establishment. To the extent that GEM and any GEM qualified Alternate Sources are unable or unwilling (e.g., change of control, change of corporate goals, lack of capacity) to satisfy all of AATI’s orders for the Products at any time during the term of this Agreement after the Production Success Date, GEM agrees that AATI may, in its reasonable select and utilize alternative sources to provide AATI with such additional capacity (the “Alternate Sources”), and GEM Services agrees to provide appropriate licenses for such additional capacity.

5.	LIMITATION OF LIABILITY

EXCEPT FOR A BREACH OF SECTION 6 (CONFIDENTIALITY), IT IS EXPRESSLY AGREED THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, CONTINGENT OR CONSEQUENTIAL LOSS OR DAMAGE (INCLUDING, WITHOUT LIMITATION, LOSS OF CONTRACT, LOSS OF BUSINESS, LOSS OF REVENUE, LOSS OF GOODWILL, LOSS OF MARKET, LOSS OF PROFIT OR LOSS OF ANTICIPATED PROFIT), EXPENSE OR COST WHATSOEVER OR HOWSOEVER SUFFERED OR INCURRED, WHETHER OR NOT THE SAME ARE FORESEEABLE AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, RELATING TO OR ARISING OUT OF PERFORMANCE OF THIS AGREEMENT OR PURSUANT TO THIS AGREEMENT, EVEN IF EITHER PARTY HAD BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF. AS LONG AS THE PARTIES USE COMMERCIALLY REASONABLE EFFORTS IN CONNECTION WITH THE DEVELOPMENT EFFORTS CONTEMPLATED HEREIN, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER SOLELY AS A RESULT OF THE FAILURE TO ACHIEVE THE PRODUCT SUCCESS CRITERIA.

6.	PROPRIETARY INFORMATION

In furtherance of the purposes of this Agreement, the Parties contemplate that it may be advantageous and/or necessary to exchange proprietary information. The Parties wish to protect such proprietary information from unauthorized use and disclosure and accordingly the Parties hereby agree as follows:

6.1 Subject to the terms of this Agreement, neither Party shall disclose to any person or persons outside its corporation or to any person or persons within its corporation not having a need to know for the purposes of this Agreement any non-public, proprietary information: (1) which the other Party submits in writing or electronically and designates by an appropriate stamp, marking or legend thereon to be of a proprietary nature; or (2) which the other Party orally or visually submits and identifies as proprietary provided that in the case of oral or visual disclosure the submitting Party notifies the receiving Party in writing, specifically identifying any such proprietary information so orally or visually submitted within

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thirty (30) days of the oral or visual disclosure (hereinafter referred to as “Proprietary Information”). In addition, a receiving Party shall use the Proprietary Information except as permitted under the terms of this Agreement.

6.2 The Parties shall take appropriate action to provide for and prevent the unauthorized disclosure of Proprietary Information in accordance with Section 6.1 above. A Party shall not be liable for disclosure of any such Proprietary Information if the same is: (1) in the public domain or becomes available to the public through no wrongful or negligent act or omission on the receiving Party’s part; or (2) properly known to or independently developed by the Party in receipt of such Proprietary Information prior to disclosure; or (3) disclosed to the receiving Party by a third Party without any obligation of confidentiality; or (4) disclosed to the receiving Party by the other Party without any obligation of confidentiality; or (5) independently developed by the receiving Party without the use of Proprietary Information received hereunder and there is adequate evidence to demonstrate such condition; or (6) disclosed by the receiving Party with the prior written approval of the disclosing Party.

6.3 Each Party agrees to use its best efforts to minimize any damage resulting from inadvertent or accidental disclosure of Proprietary Information.

6.4 Each Party agrees that upon expiration or termination of this Agreement, reasonable recall by the disclosing Party, or request for destruction by the disclosing Party, the receiving Party shall promptly return to the disclosing Party any Proprietary Information provided by such disclosing Party. The Parties acknowledge and agree that certain Joint Intellectual Property may be deemed Proprietary Information and that following termination or expiration of this Agreement, each party may use Residuals of such Proprietary Information; provided however each party acknowledges and agrees that no licenses are granted under either party’s copyrights or patent rights under this Section 6.4. For the purposes of this Agreement, Residuals means that information which is retained in the memory of those persons that had authorized access to the Proprietary Information under this Agreement.

6.5 The Parties’ obligations to protect Proprietary Information disclosed in accordance with this Agreement prior to its termination shall survive termination of this Agreement.

6.6 In the event any governmental or judicial order requires the disclosure of Proprietary Information, the recipient of such Proprietary Information shall promptly and, if possible, prior to such disclosure notify the originator of the Proprietary Information of the requirement and provide reasonable aid and assistance if the originator decides to oppose such governmental or judicial order. The recipient shall not be liable for any disclosure of Proprietary Information made pursuant to such governmental or judicial order if it has complied with the provisions of this paragraph.

6.7 The terms of this Article 6 shall also apply to any Proprietary Information disclosed between the Parties during the course of the relationship between them before the date of this Agreement. Notwithstanding anything in this Section 6, either Party may disclose the terms and conditions of this Agreement: (i) to legal counsel of the Parties; (ii) in confidence, to accountants, banks, and financing sources and their advisors; (iii) in connection with the enforcement of this Agreement or rights under this Agreement; or (iv) in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction.

7.	TERM AND TERMINATION

7.1 Term: Unless earlier terminated pursuant to Section 7.2 hereof, this Agreement shall expire upon the completion of performance by the Parties of their responsibilities under this Agreement (the “Completion Date”).

7.2 Early Termination of the Agreement: The Agreement can be terminated at any time prior to the Completion Date upon any of the following events: (a) by the mutual written agreement of the Parties; or (b) by either Party if the Product Success Criteria for the initial Product has not occurred (or has not been waived in writing by both Parties) on or prior to five (5) years from the date of this Agreement; or (c) by either Party in the event that the other Party breaches, in any material respect, any of the terms of this Agreement and does not cure such breach within a forty-five (45) day cure period following written notice of such breach from the other Party; provided, however, the failure to satisfy the Product Prototype Success Criteria or the Product Commercial Success Criteria will not be deemed a breach by either Party as long as the Party has used commercially reasonable efforts.

8.	GOVERNING LAW

This Agreement shall be governed and interpreted in accordance with the laws of the State of California without regard to any conflicts of law provisions contained therein.

9.	SETTLEMENT OF DISPUTES

9.1 Dispute Resolution: In the event of any dispute, difference or claim arising out of or relating to this Agreement or the performance, enforcement, breach, termination or validity thereof (a “Claim”), the Parties shall use their best endeavors to settle such Claim. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of thirty (30) days, then the Claim shall be finally settled by arbitration administered by and in accordance with the rules of American Arbitration Association (the “AAA”) for Commercial Cases, as such rules exist on the date of the arbitration. Notwithstanding, either Party is entitled to seek equitable remedies from a court of law.

9.2 Venue. The exclusive place for any Claim shall be arbitration in San Jose under the rules and auspices of the American Arbitration Association for Commercial Cases; provided, however, that a Party is entitled to seek equitable remedies from a court of law having jurisdiction.

10.	ASSIGNMENT

Neither Party shall assign this Agreement or any rights or obligations hereunder in whole or in part to any third Party without the prior written consent of the other Party, and no purported assignment by either Party shall be binding on the other Party without such written consent; provided, however, either Party can, without the prior written consent of the other, assign its rights and obligations hereunder to any affiliate of the Party.

11.	PUBLICITY

Neither Party shall issue a news release, advertisement, public announcement or any other form of publicity concerning this Agreement or the other Party’s efforts in connection with this Agreement without prior written consent of the other Party. The Parties may issue news releases, advertisements, public announcements and other forms of publicity concerning this Agreement from time to time, and each Party agrees to not unreasonably withhold its consent to such publicity.

12.	AMENDMENTS

Any amendments or modifications to this Agreement and/or Annexes must be made in writing by both Parties and executed by a duly authorized representative of each Party.

13.	NOTICES

All Notices, requests, demands and other communications shall be given to or made upon the respective Parties as follows:

If to GEM:	If to AATI:

GEM Services, Inc. 43170 Osgood Road Fremont, CA 94538	Advanced Analogic Technologies, Inc. 1250 Oakmead Parkway, Suite 310 Sunnyvale, CA 94086

Attention: Richard Kulle	Attention: Richard K. Williams

The address for giving notice or point of contact may be changed by complying with the written notice provisions of this Article. All notices, requests, demands and other communications given or made concerning the terms of this Agreement shall be in writing and shall be given either by mail or fax and shall become effective on the date received by the receiving Party if given by mail or on the date of transmission if given by fax (confirmation retained).

14.	FORCE MAJEURE EVENT

Nonperformance of either Party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control of the non-performing Party (each a “Force Majeure Event”). The Party whose performance is affected by a Force Majeure Event shall use reasonable efforts to: (i) avoid, remove, or minimize the impact of such event on its performance and other obligations; and (ii) recommence performance of its obligations at the required level as soon as possible. If either Party is, or anticipates it is likely to be, delayed or prevented from performing its obligations in connection with a Force Majeure Event, such Party shall promptly notify the other Party by telephone with confirmation in writing within two (2) business days after the inception of such delay.

15.	COMPLIANCE WITH LAWS

15.1 This Agreement is not intended to require, and will not require, any Party to violate any applicable laws or regulations of the U.S., or any other country or jurisdiction, including without limitation, the export control laws of the United States.

15.2 The Parties understand and agree that both Parties are subject to all applicable laws and regulations of the U.S. and certain other countries with respect to the export and use of technology exported from such countries. Without limiting the generality of the foregoing, the Parties shall, to the extent necessary, obtain the prior written approval of the competent authorities of the U.S., or any other country having proper jurisdiction, before any technology may be resold, sublicensed, diverted, transferred, transshipped, reshipped, or re-exported to, or used in, any country for any purpose other than as described on the applicable export license.

16.	SURVIVAL OF PROVISIONS

Notwithstanding any termination of the Agreement, the Parties’ obligations with respect to Article 2 - Intellectual Property, Article 4 - Supply Agreement, Article 5 - Limitation of Liability, Article 6 - Proprietary Information, Article 7 - Termination, Article 8 - Governing Law, Article 9 - Settlement of Disputes and Article 17 - Equitable Remedies shall survive any such termination and shall bind the Parties, their successors, their assigns, and their legal representatives. All licenses and sublicenses granted under Section 4.4 shall survive any termination or expiration of this Agreement.

17.	EQUITABLE REMEDIES

The Parties acknowledge that remedies at law may be inadequate to protect each other against any actual or threatened breach of this Agreement, and, that either Party may apply to seek injunctive relief for a material on-going breach of this Agreement.

18.	ENTIRE AGREEMENT

This Agreement and Annexes hereto contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any previous proposals, understandings, commitments or representations whatsoever, oral or written.

19.	WAIVER

No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel.

20.	MULTIPLE COUNTERPARTS

This Agreement may be executed in separate or multiple counterparts, each of which shall be deemed an original, but all of which together shall be considered as one and the same agreement.

21.	SEVERABILITY

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties shall negotiate in good faith an enforceable substitute provision that most nearly achieves the intent and economic effect of such invalid or unenforceable provision.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives.

AATI

By:	/s/ R. J. Kulle	By:	/s/ Richard K. Williams
Name:	R. J. Kulle	Name:	Richard K. Williams
	President & CEO	Title:	President & CEO/CTO
Date:	6-1-99	Date:	June 1, 1999

ANNEX A-1

PLAN & PRODUCT SUCCESS CRITERIA

Product to Develop (name)	JW-Type Packages

Brief Description

J-lead (reverse gull-wing) plastic surface mount package

Widebody to expand package cavity

SC70 footprint & TSOP footprint packages

Tighter pin pitch than conventional low pin count packages

Improved thermal resistance (more grounded pins)

Low profile

Product Success Criteria

Die to package footprint area ratio over 35%

Thermal resistance junction to board < ?

8 pins for SC70 form factor

12 pins for TSOP form factor

Height not to exceed 1.1 mm

Meets industry-standard suite of package qualification tests

Development Plan

J-lead (reverse gull-wing) plastic surface mount package

Widebody to expand package cavity

SC70 footprint & TSOP footprint packages

Tighter pin pitch than conventional low pin count packages

Improved thermal resistance (more grounded pins)

Low profile

Multiple Patents Applications Mass Production of 8-pin SC70 Mass Production of 12-pin TSOP Mass Production of 8-pin TSOP

Target Release to Manufacturing Date	SC70JW: TBD TSOP12JW: TBD TSOP8JW: TBD

ANNEX B-1

PRODUCT DEVELOPMENT PLAN & PRODUCT SUCCESS CRITERIA

Product to Develop (name)	TBD

Brief Description

Product Success Criteria

Development Plan

Reduction To Practice

Target Release to Manufacturing Date

ANNEX C-1

INTELLECTUAL PROPERTY

GEM Owned-JW Package and Packaging Related-Joint Intellectual Property

TTC Ref Country ATTY(s) Handling	Client’s Ref	Title	Inventor	Application No. Filing Date

020964-000100US KJT (RTO)	TSSOP-8J	Surface Mount Package	Williams, Richard K. Harnden, James Chia, Anthony Weibing, Chu	29/143227 06/08/01

020964-000200US KJT (RTO)		Surface Mount Package	Harden, James Williams, Richard K. Chia, Anthony Weibing, Chu	60/291212 05/15/01

020964-000210US KJT (RTO)		Surface Mount Package	Harden, James Williams. Richard K. Chia, Anthony Weibing, Chu	09/895478 06/29/01

020964-000300US KJT (RTO)	2928-6J	Surface Mount Package	Williams, Richard K. Harnden, James Chia, Anthony Weibing, Chu	29/141964 05/15/01

020964-000400US KJT (RTO)	2828-8J	Surface Mount Package	Williams, Richard K. Harnden, James Chia, Anthony Weibing, Chu	29/141963 05/15/01

020964-000500US KJT (RTO)	2021-8J	Surface Mount Package	Williams, Richard K. Harnden, James Chia, Anthony Weibing, Chu	29/141966 05/15/01

020964-000600US KJT (RTO)	SOT-2303J	Surface Mount Package	Harnden, James Williams, Richard K. Chia, Anthony Weibing, Chu	29/145235 07/17/01

020964-000700US KJT (RTO)	2021-8J Lead Frame	Surface Mount Package Leadframe	Williams, Richard K. Harnden, James Chia, Anthony Weibing, Chu	29/143226 06/08/01

TTC Ref Country ATTY(s) Handling	Client’s Ref	Title	Inventor	Application No. Filing Date

020964-000800US KJT (RTO)	2928-SJ	Surface Mount Package	Williams, Richard K. Harnden, James Chia, Anthony Weibing, Chu	29/142096 05/18/01

020964-000900US KJT (RTO)	J Lead Form Design	Surface Mount Package Lead	Williams, Richard K. Harnden, James Chia, Anthony Weibing, Chu	29/142106 05/18/01

020964-001000US KJT (RTO)	J Lead FootDesign	Surface Mount Package Lead Foot	Williams, Richard K. Harnden, James Chia, Anthony Weibing, Chu	29/142111 05/18/01

020964-001100US KJT (RTO)	J Lead Notch Design	Surface Mount Package Body	Williams, Richard K. Harnden, James Chia, Anthony Weibing, Chu	29/142097 05/18/01

020964-001200US KJT (RTO)	Micro-8J	Surface Mount Package	Harnden, James Williams, Richard K. Chia, Anthony Weibing, Chu	29/145233 07/17/01

020964-001300US KJT (RTO)	Micro-12J	Surface Mount Package	Harnden, James Williams, Richard K. Chia, Anthony Weibing, Chu	29/145234 07/17/01

020964-001400US KJT (RTO)	3528-14J	Surface Mount Package	Harnden, James Williams, Richard K. Chia, Anthony Weibing, Chu	29/145236 07/17/01

020964-001500US KJT (RTO)	SC-70-3J	Surface Mount Package	Harnden, James Williams, Richard K. Chia, Anthony Weibing, Chu	29/145292 07/18/01

020964-001600US KJT (RTO)	2928-12J	Surface Mount Package	Harnden, James Williams, Richard K. Chia, Anthony Weibing, Chu	29/145237 07/17/01

AATI Owned Non-Package-Joint Intellectual Property